CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II regarding the Prospectus and Statement of Additional Information of AXS Change Finance ESG ETF and AXS First Priority CLO Bond ETF and to the use of our report dated September 29, 2022 on the financial statements and financial highlights of AXS Change Finance ESG ETF, a series of shares of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 28, 2022